Exhibit 97
US FOODS HOLDING CORP.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED
COMPENSATION
EFFECTIVE DATE: DECEMBER 1, 2023
I. Purpose
In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE
Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)
(“Rule 10D-1”) (collectively, the “Recovery Rules”), the Board of Directors (the “Board”) of US Foods Holding Corp.
(the “Company”) has adopted this Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of an Accounting Restatement.

Questions about this Policy should be directed to the General Counsel (or designee) at GeneralCounsel@usfoods.com.
II. Applicability
This Policy is applicable to all Covered Executives and is binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

This Policy applies to all Incentive-Based Compensation received by a Covered Executive (i) on or after October 2,
2023, (ii) after beginning service as a Covered Executive, (iii) who served as a Covered Executive at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Covered
Executive is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company),
(iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the applicable Clawback Period.

This Policy is not applicable to Incentive-Based Compensation (a) that relates to compensation received while an individual was serving in a non-executive capacity prior to becoming a Covered Executive, or (b) received by an individual who is a Covered Executive on the date on which the Company is required to prepare an Accounting
Restatement but who was not a Covered Executive at any time during the performance period for which the Incentive-Based Compensation is received.

III. Certain Definitions
•“Accounting Restatement” means an accounting restatement required due to the material noncompliance of the
Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following will not constitute an Accounting
Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii)
retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v)
retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.

•“Clawback Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months will count as a completed fiscal year). For purposes of this Policy, the “date on which the Company is required to prepare an Accounting Restatement” will be deemed to be the earlier to occur of (a) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

•“Covered Executives” means each individual who is currently or was previously designated as an “officer” of the

Company as defined in Rule 16a-1(f) or Rule 10D-1(d) under the Exchange Act, and as identified by the
Administrator in accordance with the Recovery Rules. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy includes each executive officer who is or was identified pursuant to
Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

•“Company Group” means the Company, collectively with each of its direct and indirect subsidiaries.

•“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an
Accounting Restatement, (i) the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered
Executive had it been determined based on the restated Financial Reporting Measure following the completion of an Accounting Restatement, and (ii) any other compensation that is computed based on, or otherwise attributable to, the amounts described in clause (i), in each case, as determined by the Administrator in accordance with the
Recovery Rules. For the avoidance of doubt, Erroneously Awarded Compensation may include Incentive-Based
Compensation received by a person after such person ceases to be a Covered Officer, including a former employee of the Company Group.

•“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measure that is derived wholly or in part from such measure. “Financial Reporting Measures” include but are not limited to the following (and any measures derived from the following): Company stock price; total shareholder return (“TSR”);
revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an
Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an
Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure and as identified by the Administrator in accordance with the Recovery Rules. Incentive Compensation will not include the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation and Human Capital Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii)
amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts received solely based on service or the passage of time.

•Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

IV. Policy
A. Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement
In the event that the Company is required to prepare an Accounting Restatement, the Company will promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to
Section IV.B hereof, during the Clawback Period. The Company’s obligation to recover Erroneously Awarded
Compensation from a Covered Executive is not dependent on if, or when, the applicable restated financial statements are filed.

B. Amount Subject to Recoupment
Erroneously Awarded Compensation will be subject to recovery under this Policy, as determined by the Administrator.
The amount of any such Erroneously Awarded Compensation will be computed by the Administrator on a gross basis without regard to any taxes owed or paid by the Covered Executive in respect of the Erroneously Awarded
Compensation.

By way of example, with respect to any compensation plans or programs that take into account Incentive-Based
Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount. For Incentive-Based Compensation based on stock price or TSR (a)
the Administrator will determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange.

In addition to Erroneously Awarded Compensation subject to recovery under this Policy, the Administrator may seek from a Covered Executive reimbursement of, and a Covered Executive will be required to pay, the Administrator’s reasonable, documented and out-of-pocket expenses (including the fees of external legal counsel) incurred in connection with the recovery of such Erroneously Awarded Compensation.

C. Method of Recoupment
Subject to the Recovery Rules, the Administrator will determine, in its sole discretion, the method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equitybased awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal
Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract.

Subject to compliance with the Recovery Rules, the Administrator may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive. For the avoidance of doubt, any Erroneously Awarded Compensation received by a Covered Executive that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) will be deemed to have been repaid in accordance with this
Policy. To the extent that the application of this Policy would provide for recovery of Erroneously Awarded
Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act, the Company’s
Executive Compensation Recoupment Policy or any other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company, the amount the relevant Covered Executive has already reimbursed the Company will be credited to the required recovery under this Policy.

For the avoidance of doubt, any action by the Company to recover Erroneously Awarded Compensation under this
Policy from a Covered Executive will not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” or term of similar import or to serve as a basis for a claim of constructive termination under any benefit or compensation arrangement applicable to such Covered Executive, or (ii) to constitute a breach of a contract or other arrangement to which such Covered Executive is party.

The Company must recoup Erroneously Awarded Compensation in compliance with this Policy and the Recovery
Rules unless the Compensation and Human Capital Committee has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded
Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to New York Stock Exchange; or

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C.
411(a) and regulations thereunder.

D. No Indemnification of Covered Executives
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any
Covered Executive that may be interpreted to the contrary, the Company will not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this Policy.

E. Administrator Indemnification
No member of the Board who assists in the administration of this Policy will be personally liable for any action, determination or interpretation made with respect to this Policy. Such members of the Board will be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination, or interpretation. The foregoing will not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

V. Effectiveness
This Policy will be effective as of October 2, 2023. The terms of this Policy will apply to any Incentive-Based
Compensation that is received by any Covered Executive on or after October 2, 2023. Subject to the Recovery Rules, the Administrator may effect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after October 2, 2023.

VI. Remedies Not Exclusive
The Board intends that this Policy will be applied to the fullest extent of the law and to comply with the Company’s obligations under the Recovery Rules. Any right of recoupment under this Policy is intended to apply independently and in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company or the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. Nothing contained in this
Policy, and no recoupment or recovery as contemplated by this Policy, will limit any claims, damages, or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

VII. Policy Amendments
The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time in its discretion, and will amend this Policy as it deems necessary to comply with applicable law, rule, regulation or standard applicable to the Company.

VIII. Policy Administration
Except as specifically set forth herein, this Policy will be administered by the Board or, if so designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”).

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable under this Policy, consistent with the Recovery Rules. Any determinations and decisions made by the Administrator pursuant to this Policy will be final and binding on all affected individuals, including each member of the Company Group, its respective affiliates, stockholders, and employees, and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee or the
Compensation Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy and the Recovery Rules (other than with respect to any recovery under this Policy involving such officer or employee).

This Policy is designed to comply with, and will be interpreted consist with, the Exchange Act, Rule 10D-1 and
Section 303A.14 of the NYSE Rules.

IX. Governing Law
This Policy will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law thereof or of any other jurisdiction. Any dispute, controversy or claim arising out of or relating to this
Policy will be resolved by confidential final and binding arbitration by three arbitrators conducted in the State of
Delaware, or such other location agreed by the parties hereto, administered by and in accordance with the then-existing
American Arbitration Association rules. Any dispute regarding the scope of the arbitration (including the matters subject to arbitration and any legal issues arising in the arbitration) will be resolved by the arbitrators.
The determination of the majority of the arbitrators will be final and binding on the parties. The parties will each bear their own expenses in connection with any dispute under or relating to this Policy.

X. Public Disclosures
A copy of this Policy and any amendments hereto will be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

Any Erroneously Awarded Compensation recovered pursuant to this Policy may be publicly disclosed in the
Company’s discretion, subject to applicable law.

XI. Acknowledgment
Each Covered Executive will execute an acknowledgment of this Policy and an agreement to be fully bound by the terms hereof, in the form attached hereto as Exhibit A. Failure by a Covered Executive to execute the Company’s
Recovery of Erroneously Awarded Incentive Compensation Acknowledgment and Agreement will have no impact on the applicability or enforceability of this Policy.

Exhibit A

US Foods Holding Corp.
Recovery of Erroneously Awarded Compensation
Acknowledgment and Agreement

This Recovery of Erroneously Awarded Compensation Acknowledgment and Agreement (this “Participation
Agreement”) to the Policy for the Recovery of Erroneously Awarded Compensation (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), of US Foods Holding Corp. (the “Company”)
is entered into between the Company and [___________].

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Policy, and that the terms of such Policy are expressly incorporated into the terms of my Executive Severance
Agreement, dated as of [____], regardless of the language set forth in Section 10 therein.

In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program, or agreement under which any compensation has been granted, awarded, earned, or paid, the terms of the Policy shall govern.

In the event it is determined by the Administrator that any amounts granted, awarded, earned, or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

I, the undersigned, acknowledge and agree that the terms of the Policy may continue to apply even after termination of my service with the Company. I acknowledge and agree that, in addition to the Policy, I will continue to be subject to the terms of the Company’s Insider Trading Policy, and agree to be bound by the terms of the pre-clearance procedures set forth in Section 6 therein for a period of six months after my termination of service, in order to facilitate compliance with Section 16 of the Exchange Act.

I, the undersigned, acknowledge and agree that the Policy may be amended from time to time in accordance with the terms thereof and I will remain subject to the Policy, as so amended, in all respects.

Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:
Name:
Title

Date: